Exhibit 10.2

Execution Copy

JPMORGAN CHASE BANK, N.A. J.P. MORGAN SECURITIES LLC 383 Madison Avenue New York, New York 10179	BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, NY 10036

GOLDMAN SACHS BANK USA 200 West Street New York, New York 10282-2198	FIFTH THIRD BANK Fifth Third Center 38 Fountain Square Plaza Cincinnati, OH 45263

U.S. BANK NATIONAL ASSOCIATION 2300 W. Sahara Ave, Suite 600 Las Vegas, NV 89102	CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK 1301 Avenue of the Americas New York, NY 10010

DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005	WELLS FARGO BANK, NATIONAL ASSOCIATION WELLS FARGO SECURITIES, LLC 550 California Street, 12th Floor San Francisco, California 94104

November 17, 2015

Pinnacle Entertainment, Inc.

3980 Howard Hughes Parkway

Las Vegas, NV 89169

Attn:  Carlos A. Ruisanchez

Project Noble

Amended and Restated Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities LLC (“JPMS’” and, together with JPMCB, “JPMorgan”), Bank of America, N.A. (“BANA”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with its designated affiliates, “MLPF&S” and, together with BANA, “Bank of America”), Goldman Sachs Bank USA (or Goldman Sachs Lending Partners LLC as its designated affiliate) (“Goldman Sachs”), Fifth Third Bank (“Fifth Third”), U.S. Bank National Association (“U.S. Bank”), Credit Agricole Corporate and Investment Bank (“Credit Agricole”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank AG Cayman Islands Branch (“DBCI”), Deutsche Bank Securities Inc. (“DBSI” and, together with DBNY and DBCI, “Deutsche Bank”), Wells Fargo Bank, National Association (“WFB”), and Wells Fargo Securities, LLC (“WFS” and, together with WFB, “Wells Fargo”) (JPMorgan, Bank of America, Goldman Sachs, Fifth Third, U.S. Bank, Credit Agricole, Deutsche Bank and Wells Fargo are referred to collectively herein as, the “Commitment Parties” or “us”), that SpinCo (as defined in Annex III hereto) seeks financing in connection with the Transactions described in the Transaction Description attached hereto as Annex III (the “Transaction Description”). Capitalized terms used herein and defined in the Annexes hereto shall have the meanings set forth in such Annexes. We understand that the financing required by the Borrower in connection with the Transactions consists of:

(a)       a senior secured 364-day term loan bridge facility (the “Term Facility”) in an aggregate principal amount of $900 million; and

(b)       a senior secured revolving credit facility in an aggregate principal amount of $200 million (the “Revolving Credit Facility” and, together with the Term Facility, the “Facilities”).

1.        Commitments.

(a)       The Facilities

(i)       Each Commitment Party set forth in the table below agrees that it will be a Lender (as defined below) under the Facilities (in their capacity as Lenders under the Facilities, the “Initial Lenders”) and severally commits to provide the principal amount of the Term Facility and the principal amount of the Revolving Credit Facility set forth opposite its name in such table, all upon and subject to the terms and conditions set forth in this Commitment Letter and in Annex I (the “Summary of Terms”):

Commitment Party	Term Facility	Revolving Credit Facility
JPMCB	$123,076,923.08	$27,350,427.36
BANA	$123,076,923.08	$27,350,427.35
Goldman Sachs	$123,076,923.08	$27,350,427.35
Fifth Third	$115,384,615.38	$25,641,025.64
U.S. Bank	$115,384,615.38	$25,641,025.64
Credit Agricole	$100,000,000	$22,222,222.22
DBNY	$0	$22,222,222.22
DBCI	$100,000,000	$0
WFB	$100,000,000	$22,222,222.22

(ii)       JPMCB agrees to act as sole administrative agent for the Facilities (in such capacity, the “Administrative Agent”);

(iii)      each of JPMS, MLPF&S, Goldman Sachs, Fifth Third, U.S. Bank, Credit Agricole, DBSI and WFS is also pleased to advise you of its willingness to act, and you hereby engage JPMS, MLPF&S, Goldman Sachs, Fifth Third, U.S. Bank, Credit Agricole, DBSI and WFS to act, as joint lead arrangers, joint bookrunning managers and co-documentation agents for the Facilities (in such capacity, the “Lead Arrangers”). In connection therewith, the Lead Arrangers may syndicate the Facilities to lenders approved by you (such approval not to be unreasonably withheld) (such lenders, including the Initial Lenders, the “Lenders”) (it being understood and agreed that the Lead Arrangers will not syndicate to any (a) banks, financial institutions, other institutions or persons identified in writing to the Lead Arrangers by the Borrower on or prior to the date hereof as a disqualified lender, (b) competitors, suppliers or customers of the Borrower or any of its subsidiaries identified in writing to the Lead Arrangers by the Borrower from time to time (other than bona fide fixed income investors or debt funds), (c) any affiliate of such person identified pursuant to clause (a) that is clearly identifiable by name or identified in writing to the Lead Arrangers by the Borrower from time to time or (d) any affiliate of such person identified pursuant to clause (b) that is clearly identifiable by name or identified in writing to the Lead Arrangers by the Borrower from time to time (other than such bona fide fixed income investors or debt funds) (clauses (a), (b), (c) and (d), collectively, the “Disqualified Lenders”); provided, that the foregoing shall not apply retroactively to disqualify any parties that have previously been allocated a portion of the Facilities or acquired an assignment or participation interest in the Facilities to the extent such party was not a Disqualified Lender at the time of the applicable allocation, assignment or participation, as the case may be; provided, further, that the Administrative Agent (in its capacity as such) shall not (x) be obligated to ascertain, monitor or inquire as to whether any lender is a Disqualified Lender or (y) have any liability with respect to any assignment of the Facilities to any Disqualified Lender).

You agree that JPMS will have “left” placement, MLPF&S will appear immediately to the right of JPMS, Goldman Sachs will appear immediately to the right of MLPF&S, Fifth Third will appear immediately to the right of Goldman Sachs, U.S. Bank will appear immediately to the right of Fifth Third, Credit Agricole will appear immediately to the right of U.S. Bank, DBSI will appear immediately to the right of Credit Agricole and WFS will appear immediately to the right of DBSI, in any and all marketing materials or other documentation used in connection with the Facilities or other documentation used in connection with the Facilities. JPMS shall have physical control of the books and will perform the roles customary for a “left lead” arranger for the Facilities. You further agree that no other titles will be awarded (other than that expressly contemplated by this Commitment Letter) in connection with the Facilities unless you and we shall so agree.

(b)       Conditions Precedent.  The commitments of the Initial Lenders in respect of the Facilities and the undertaking of the Lead Arrangers to provide the services described herein are subject solely to the satisfaction of each of the conditions precedent set forth in Section 5 herein and in Annex II hereto. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summary of Terms.

2.        Syndication.   If reasonably requested by JPMS, you agree to actively assist JPMS in achieving a syndication of the Facilities that is reasonably satisfactory to JPMS. Such assistance shall include (a) your providing and causing your advisors to provide the Lead Arrangers and the Lenders upon request with all information reasonably deemed necessary by JPMS to complete such syndication, including, but not limited to, information prepared by you and your advisors, or on your behalf, relating to the Spin-Off (including the Projections (as defined below)); (b) assisting in the preparation of materials reasonably requested by JPMS to be used in connection with the syndication of the Facilities (collectively with the Summary of Terms and any additional summary of terms prepared for distribution to Public Lenders (as defined below), the “Information Materials”); (c) until the Closing Date, you shall not have syndicated or issued, or announced or authorized the announcement of the syndication or issuance of, any debt securities or syndicated credit facilities of the Borrower or any of its subsidiaries (other than the Facilities and any financing intended to replace or refinance the Facilities) without the prior written consent of JPMS; and (d) your otherwise assisting the Lead Arrangers in their syndication efforts by making your officers available from time to time during business hours and upon reasonable advance notice, to make presentations regarding the business and prospects of the Borrower and its subsidiaries and the Transaction on teleconferences or at a meeting of prospective Lenders.

Notwithstanding the right of the Lead Arrangers to syndicate the Facilities and the right of the Commitment Parties to receive commitments with respect thereto, syndication of, or receipt of commitments or participations in respect of, all or any portion of commitments hereunder of the Commitment Parties prior to the Closing Date shall not be a condition to the commitments of the Commitment Parties or the funding thereof. In addition, your compliance with the preceding paragraph shall not be a condition to the commitments of the Commitment Parties or the funding thereof.

It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication of the Facilities in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders; provided that decisions as to the selection of Lenders shall be subject to your approval (not to be unreasonably withheld). It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Lead Arrangers.

It is acknowledged and agreed that (a) (i) no Disqualified Lender may become a Lender or have any commitment or right (other than a participation interest) with respect to any loan under the Facilities or participate or receive any materials or information relating to any syndication of the Facilities and (ii) no Disqualified Lender referred to in clauses (b) or (d) of the definition thereof may have a participation interest in the Facilities and (b) notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto, (i) the Initial Lenders shall not be relieved, released or novated from their respective obligations hereunder (including their respective obligation to fund the Facilities on the date of the Spin-Off subject to the conditions precedent set forth herein) in connection with any syndication, assignment or participation of the Facilities (other than in the case of any assignment by Goldman Sachs Bank USA to Goldman Sachs Lending Partners LLC as its designated affiliate), including its commitments in respect thereof, until after the initial funding under the Facilities has occurred, (ii) no assignment or novation shall become effective (as between you and the Initial Lenders) with respect to all or any portion of the Initial Lenders’ commitments in respect of the Facilities until the initial funding of the Facilities has occurred, (iii) any assignment or participation will also be subject to the provisions of the Summary of Terms applicable hereto and (iv) unless you otherwise agree in writing, the Initial Lenders shall retain exclusive control over all rights and obligations with respect to their respective commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the initial funding under the Facilities has occurred.

3.        Information Requirements.   You hereby represent and warrant that (a) all written information, other than the Projections (as defined below), other forward-looking information and information of a general economic or general industry nature, that has been or is hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your subsidiaries or your and their respective representatives (or on your or their behalf) relating to the Borrower and its subsidiaries in connection with any aspect of the Financing and Spin-Off Transactions (the “Information”) is and will be, when taken as a whole and giving effect to all supplements thereto, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading and (b) all financial projections concerning the Borrower and its subsidiaries that have been or are hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives in connection with the Financing and Spin-Off Transactions (the “Projections”) have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time such Projections are made available to the Lead Arrangers (it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material). You agree that if at any time prior to the Closing Date any of the representations in the preceding sentence would be incorrect in any material respect if the Information, and the Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and the Projections so that such representations will be correct in all material respects at such time. In issuing this commitment, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof.

You acknowledge that (a) the Lead Arrangers on your behalf will make available certain Information and Projections to the Lenders by posting the Information on IntraLinks or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to Pinnacle (as defined in Annex III hereto), the Borrower and their respective subsidiaries or their respective affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If reasonably requested, you will assist us in preparing an additional version of the Information not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information (a) to prospective Private Lenders, you shall provide us with a customary letter in form and substance reasonably satisfactory to both you and us authorizing the dissemination of the Information and (b) to prospective Public Lenders, you shall provide us with a customary letter in form and substance reasonably satisfactory to both you and us authorizing the dissemination of the Public Information Materials and containing a representation as to the absence of MNPI therefrom, in each case, exculpating you and the Commitment Parties and their respective affiliates with respect to liability related to the use of the contents of the Information by the recipients thereof (provided that such exculpation shall not release you from your indemnity obligations hereunder). In addition, at the request of the Commitment Parties, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”. To the extent any Information is not so marked “PUBLIC”, the Commitment Parties are authorized by you to treat such Information as if it contained MNPI.

Notwithstanding the foregoing, you agree that the Lead Arrangers on your behalf may distribute the following documents to all prospective Lenders regardless of whether marked “PUBLIC”, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders (and the Lead Arrangers shall provide such documents to you for review in a reasonable period of time prior to distribution): (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Facilities, (c) customary marketing term sheets related to the Facilities and (d) drafts and final versions of definitive documents with respect to the Facilities. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arrangers will not distribute such materials to Public Lenders without further discussions with you.

4.        Fees and Indemnities.

(a)       You agree to pay the fees set forth in the separate amended and restated fee letter addressed to you dated the date hereof from the Commitment Parties (the “Fee Letter”). You also agree, whether or not the Closing Date occurs, to reimburse the Commitment Parties from time to time on demand for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, the reasonable and documented fees, disbursements and other charges of one primary external counsel to the Lead Arrangers, the Administrative Agents and the Lenders, taken as a whole, under the Facilities, and one special gaming and local counsel to the Lenders retained by the Lead Arrangers in each relevant jurisdiction, and due diligence expenses) in connection with the Facilities, the preparation of the Credit Documentation (as defined below) therefor and the other transactions contemplated hereby. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

(b)       You also agree to indemnify and hold harmless each of the Commitment Parties and each of their respective affiliates, successors and assigns and the respective officers, directors, employees, agents, advisors and other representatives of each of the foregoing (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable and documented fees, disbursements and other charges of one primary external counsel for all Indemnified Parties, taken as a whole, and if reasonably necessary, a single special gaming and local counsel for all Indemnified Parties, taken as a whole, in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions) or, solely in the case of an actual or perceived conflict of interest between Indemnified Parties where the Indemnified Parties affected by such conflict inform you of such conflict, one additional primary external counsel and one additional special gaming and local counsel in each relevant jurisdiction to each group of similarly situated affected Indemnified Parties) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) any aspect of the Transactions or any related transaction (except to the extent arising directly out of such Indemnified Party’s or its affiliates’ provision of a lending commitment or any other financing or other advisory services to GLPI (as defined in Annex I hereto) in connection with the Transactions or any related transaction) or (ii) the Facilities or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (x) such Indemnified Party’s gross negligence, bad faith, or willful misconduct or the gross negligence, bad faith or willful misconduct of such Indemnified Party’s controlled affiliates or any of its or their directors, officers, employees or principals (each a “Related Party”), (y) a material breach of this Commitment Letter or the Fee Letter by such Indemnified Party or its Related Parties or (z) any dispute among Indemnified Parties or Lenders or their Related Parties other than any claims (A) arising out of any act or omission of you or any of your subsidiaries or (B) against a Commitment Party in its capacity as an agent, arranger or bookrunner or similar capacity. In the case of any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transactions is consummated. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from the gross negligence, bad faith, or willful misconduct, or material breach of such Indemnified Party or Related Party as determined by a final, non-appealable judgment of a court of competent jurisdiction. You shall not, without the prior written consent of an Indemnified Party, effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (i) such settlement includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission by such Indemnified Party. None of you, the Commitment Parties, the Borrower or any Indemnified Party shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter or the Fee Letter; provided that nothing contained in this sentence shall limit your indemnity and reimbursement obligations set forth above.

5.        Conditions to Financing.   The commitment of the Lenders in respect of the Facilities and the undertaking of the Lead Arrangers to provide the services described herein, in each case, are subject only to the satisfaction of each of the conditions set forth in this Section 5 and in Annex II hereto and are subject to the execution and delivery by the Borrower and the other Loan Parties of definitive documentation with respect to the Facilities consistent with this Commitment Letter, the Fee

Letter and the Documentation Principles (as defined below) (the “Credit Documentation”) (it being agreed that (x) the Credit Documentation shall not contain any conditions precedent to the initial borrowing under the Facilities on the Closing Date other than the conditions precedent expressly set forth herein and in Annex II hereto and (y) there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter and the Credit Documentation) other than as set forth herein and in Annex II and upon satisfaction (or waiver by the Lead Arrangers) of such conditions, the initial funding under the Facilities shall occur).

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other agreement or other undertaking concerning the financing of the Financing and Spin-Off Transactions to the contrary, (a) the only representations the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be the Specified Representations (as defined below); and (b) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth in this Section 5 and in Annex II hereto are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and its material subsidiaries relating to organizational status and good standing, organizational power and authority to enter into the Credit Documentation, due authorization, execution, delivery and enforceability of the Credit Documentation, no conflicts with charter documents, solvency of the Borrower and its subsidiaries on a consolidated basis, after giving effect to the Financing Transactions and the Spin-Off (and defined in a manner consistent with the Solvency Certificate attached as Exhibit A hereto), Federal Reserve margin regulations, the Investment Company Act, use of proceeds of the Facilities on the Closing Date, no violation of the Foreign Corrupt Practices Act, the Patriot Act or OFAC, and the creation, validity, priority (subject to permitted liens) and perfection of the security interests granted in the intended collateral (it being understood that to the extent any security interest in the intended collateral (other than any collateral the security interest in which may be perfected by the filing of a UCC financing statement, the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office or the delivery of certificates of domestic wholly-owned subsidiaries evidencing equity interests in such domestic wholly-owned subsidiaries) is not provided on the Closing Date, as applicable, after your use of commercially reasonable efforts to do so (and in any event, no real property, vessel or barge collateral shall be required to be granted until 120 days following the Closing Date), then the perfection of such security interest(s) shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed by the Borrower and the Commitment Parties acting reasonably).

6.        Confidentiality and Other Obligations.   This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and, may not be disclosed in whole or in part to any person or entity without our prior written consent except (i) on a confidential basis to your and Borrower’s accountants, officers, directors, employees, attorneys, agents and other professional advisors and representatives in connection with the Transactions, (ii) pursuant to a subpoena or order of any court or administrative agency in any legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case you agree to inform the Commitment Parties promptly thereof to the extent practicable or not prohibited by law), (iii) this Commitment Letter and the Fee Letter (redacted in a manner reasonably satisfactory to the Lead Arrangers to exclude fee amounts) may be disclosed on a confidential basis to GLPI and the board of directors and advisors of GLPI in connection with their consideration of the Transactions, (iv) this Commitment Letter (but not the Fee Letter) and its contents may be disclosed in any proxy or other public filing relating to the Transactions, (v) you may disclose this Commitment Letter (but not the Fee Letter), and the contents hereof, to potential Lenders and their affiliates, equity investors and to rating agencies in connection with the Facilities and/or any issuance of debt securities or credit facilities that may refinance or replace the Facilities (“Takeout Financing”), (vi) you may disclose this Commitment Letter (but not the Fee Letter) in filings with the Securities and Exchange Commission and other applicable regulatory authorities and filings with applicable stock exchanges, (vii) you may disclose the fees contained in the Fee Letter as part of a generic disclosure of aggregate sources and uses related to fee amounts to the extent customary or required in marketing materials, materials for ratings agencies, any proxy or other public filing or any prospectus or other offering memorandum or other marketing materials related to any Takeout Financing, (viii) to enforce this Commitment Letter or the Fee Letter and (ix) to gaming regulatory authorities in connection with their review of the Transactions.

The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Financing Transactions and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (i) pursuant to a subpoena or order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case the applicable Commitment Party agrees to inform you promptly thereof only to the extent practicable and permitted by law and other than in the case of ordinary course audits or examinations), (ii) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this Commitment Letter by the Commitment Parties, (iv) to the Commitment Parties’ affiliates, employees, legal counsel, independent auditors and other experts or agents (collectively, “Representatives”) who need to know such information in connection with the Financing Transactions and are informed of the confidential nature of such information, (v) for purposes of establishing a “due diligence” defense or to enforce this Commitment Letter or the Fee Letter, (vi) to the extent that such information is received by the Commitment Parties or their Representatives from a third party that is not to the Commitment Parties’ knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by the Commitment Parties or their Representatives, (viii) to the applicable rating agencies in connection with any rating of the Facilities or (ix) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and each Commitment Party, including as in accordance with the standard syndication processes of the Commitment Parties). Our obligations under this provision shall remain in effect until the earlier of (i) one year from the date of the Original Commitment Letter (as defined below) and (ii) the date the definitive Credit Documentation is entered into by us, at which time any confidentiality undertaking in the definitive Credit Documentation shall supersede this provision.

Subject to the Commitment Parties and their affiliates complying with their obligations hereunder with respect to confidential information, nothing contained herein shall limit or preclude the Commitment Parties or any of their affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of you or any of your affiliates, or any other party that may have interests different than or adverse to such parties.

You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to you, the Borrower and your and the Borrower’s respective subsidiaries and affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you, the Borrower and your and the Borrower’s respective subsidiaries and affiliates that is or may come into the possession of the Commitment Parties or any of such affiliates.

You acknowledge that the Commitment Parties and their affiliates are full service financial institutions engaged, either directly or through their affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally. In the ordinary course of their various business activities, the Commitments Parties and their affiliates and funds or other entities in which the Commitment Parties or their affiliates invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. In addition, the Commitment Parties or their affiliates may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) each of the Facilities and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with the Facilities contemplated hereby and the process leading to such Facilities, each Commitment Party has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party in connection with the Facilities, (v) the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to the Transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Commitment Parties has advised or is currently advising you or your affiliates on other matters) and the Commitment Parties have no obligation to you or your affiliates with respect to the Transactions contemplated hereby except, in each case, those responsibilities or obligations expressly set forth in this Commitment Letter and the Fee Letter or in any other commitment, fee or engagement letters between such Commitment Party and you or your affiliates and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. You agree that you will not assert any claim against any Commitment Party based on an alleged breach of fiduciary duty by such Commitment Party in connection with the Facilities and the other transactions contemplated by this Commitment Letter (except as expressly set forth in any commitment, fee or engagement letters between such Commitment Party and you or your affiliates).

As you know, Goldman, Sachs & Co. has been retained by Pinnacle (or one of its affiliates) as financial advisor (in such capacity, the “Financial Advisor”) in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Financial Advisor, on the one hand, and our and our affiliates’ relationships with you as described and referred to herein, on the other. Each of the Commitment Parties hereto acknowledges (i) the retention of Goldman, Sachs & Co. as the Financial Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of Goldman Sachs or its affiliates.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”), each of them is required to obtain, verify and record information that identifies the Loan Parties (as defined in Annex I), which information includes the Loan Parties’ names and addresses and other information that will allow the Commitment Parties, as applicable, to identify the Loan Parties in accordance with the U.S.A. Patriot Act.

It is agreed that after the Closing Date the Lead Arrangers may place advertisements in financial and other newspapers and journals at the expense of the Lead Arrangers describing the involvement of the Lead Arrangers in and services rendered with respect to the Financing Transactions subject to customary confidentiality and disclosure restrictions (it being understood that no confidential information shall be disclosed in connection therewith).

7.        Survival of Obligations.    The provisions of Sections 4, 6 and 8 of this Commitment Letter shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder; provided that if the Credit Documentation is entered into and the Term Facility is funded, your obligations under this Commitment Letter (other than under Section 6 hereof), shall automatically terminate, and you shall be released from all liability in connection therewith at such time. You may terminate the Commitment Parties’ commitments hereunder at any time subject to this paragraph.

8.        Miscellaneous.  This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.

This Commitment Letter and the Fee Letter and any claim, controversy or dispute arising out of or relating to this Commitment Letter or the Fee Letter shall be governed by, and construed in accordance with, the law of the State of New York. Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter, the Transactions and the other transactions completed hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

We represent and warrant that this Commitment Letter and the Fee Letter (together, the “Commitment Papers”) constitute our legally valid and binding obligations to provide the services set forth herein and the Facilities, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, in each case, enforceable at law and in equity in accordance with their terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)); provided that it is acknowledged and agreed by each party hereto that the initial funding of the Facilities shall be subject only to the conditions precedent set forth in Section 5 and Annex II of this Commitment Letter. You represent and warrant that the Commitment Papers constitute your legally valid and binding obligations, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, enforceable at law and in equity against you in accordance with their terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)); provided that nothing contained in the Commitment Papers obligates you, the Borrower or any of your or the Borrower’s respective affiliates to consummate any Financing Transaction or to draw down any portion of the Facilities.

This Commitment Letter, together with the Fee Letter, embodies the entire agreement and understanding among the parties hereto and you and your affiliates with respect to the Facilities and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

This Commitment Letter may not be assigned by you without prior written consent of each Commitment Party (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties and SpinCo and its subsidiaries as provided below); provided, however, that, notwithstanding the foregoing, you may assign this Commitment Letter and the Fee Letter and all of your rights and obligations hereunder and thereunder to the Borrower pursuant to an assignment agreement reasonably satisfactory to JPM, without the consent of any Commitment Party or any other person; provided, however, that notwithstanding any such assignment, Pinnacle shall not be released from its obligations hereunder and under the Fee Letter until the date of the Spin-Off, and upon the date the Spin-Off is consummated, Pinnacle shall automatically and irrevocably be released from its obligations hereunder and under the Fee Letter. Upon the effectiveness of such assignment and the assumption of all of your rights and obligations hereunder and thereunder by the Borrower, (a) without limiting the proviso to the immediately foregoing sentence, after the Spin-Off, Pinnacle shall have no further rights, claims, obligations or liabilities in connection with this Commitment Letter or the Fee Letter, and (b) all references to “you” contained herein or therein shall refer to the Borrower unless the context otherwise requires. Such assignment may be evidenced by written notice delivered by Pinnacle or the Borrower to JPM, whereupon such assignment shall be effective and on and after the Spin-Off, Pinnacle shall have no further rights, claims, obligations or liabilities, in connection with this Commitment Letter or the Fee Letter; it being understood that Pinnacle shall not be released from its obligations and liabilities under this

Commitment Letter and the Fee Letter until the Spin-Off. This Commitment Letter may not be assigned by any of the Commitment Parties (other than by Goldman Sachs Bank USA to its designated affiliate Goldman Sachs Lending Partners LLC as indicated in the first paragraph of this Commitment Letter) without your prior written consent (and any purported assignment without such consent shall be null and void).

This Commitment Letter amends, restates and supersedes in its entirety that certain commitment letter (the “Original Commitment Letter”) dated July 20, 2015 among JPMCB, JPMS, BANA, MLPF&S, Goldman Sachs, Fifth Third, U.S. Bank, Credit Agricole, DBNY, DBCI, DBSI, WFB, WFS and you, and such Original Commitment Letter shall be of no further force or effect. It is understood and agreed that the Commitment Parties shall be entitled to the benefits of the indemnification provisions of this Commitment Letter as if they were in effect on the date of the Original Commitment Letter.

Please indicate your acceptance of the terms of the Facilities set forth in this Commitment Letter and the Fee Letter by returning to JPMorgan executed counterparts of this Commitment Letter and the Fee Letter with respect to the Facilities not later than 11:59 p.m. (New York City time) on November 17, 2015 whereupon this Commitment Letter and the Fee Letter shall become effective and constitute a binding agreement between us and you. This offer shall terminate if not so accepted by you at or prior to that time. Upon your acceptance of this offer, thereafter the commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (a) 5:00 p.m. (New York City time) on April 30, 2016; provided that if GLPI elects the “End Date Extension” as defined in and in accordance with the Merger Agreement, such date shall be extended to 5:00 p.m. (New York City time) on June 30, 2016, (b) the termination of the Merger Agreement (as defined in Annex II hereto) without the closing of the Acquisition, (c) the consummation of the Acquisition and the Spin-Off without the funding of the Facilities on the date of such consummation and (d) the End Date as defined in the Merger Agreement. Notwithstanding anything in this paragraph to the contrary, the termination of any commitment pursuant to this paragraph or Section 7 above does not prejudice our rights or remedies in respect of any breach of this Commitment Letter.

[The remainder of this page intentionally left blank.]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Nadelge Dang
Name: Nadelge Dang
Title: Vice President

J.P. MORGAN SECURITIES LLC

By:
Name:
Title:

Signature Page to Commitment Letter

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

J.P. MORGAN SECURITIES LLC

By:	/s/ Bret Yunker
Name: Bret Yunker
Title: Managing Director

Signature Page to Commitment Letter

BANK OF AMERICA, N.A.

By:	/s/ Bernard J. Tsang
Name:	Bernard J. Tsang
Title:	Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Bernard J. Tsang
Name:	Bernard J. Tsang
Title:	Director

Signature Page to Commitment Letter

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
Name:	Robert Ehudin
Title:	Authorized Signatory

Signature Page to Commitment Letter

FIFTH THIRD BANK

By:	/s/ Derek D. Brust
Name:	Derek D. Brust
Title:	Managing Director

Signature Page to Commitment Letter

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Chad T. Orrock
Name:	Chad T. Orrock
Title:	Senior Vice President

Signature Page to Commitment Letter

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ Joseph A. Asciolla
Name:	Joseph A. Asciolla
Title:	Managing Director

By:	/s/ David Bowers
Name:	David Bowers
Title:	Managing Director

Signature Page to Commitment Letter

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Nikko Hayes
Name:	Nikko Hayes
Title:	Managing Director

By:	/s/ Alex Barth
Name:	Alex Barth
Title:	Managing Director

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:	/s/ Nikko Hayes
Name:	Nikko Hayes
Title:	Managing Director

By:	/s/ Alex Barth
Name:	Alex Barth
Title:	Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Nikko Hayes
Name:	Nikko Hayes
Title:	Managing Director

By:	/s/ Alex Barth
Name:	Alex Barth
Title:	Managing Director

Signature Page to Commitment Letter

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Rick Bokum
Name:	Rick Bokum
Title:	Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Duane Bouligny
Name:	Duane Bouligny
Title:	MD

Signature Page to Commitment Letter

The provisions of this Commitment Letter are accepted and agreed to as of the date first written above:

PINNACLE ENTERTAINMENT, INC., a Delaware corporation

By:	/s/ Carlos A. Ruisanchez
Name: Carlos A. Ruisanchez
Title: President and Chief Financial Officer

Signature Page to Commitment Letter

ANNEX I

SUMMARY OF TERMS AND CONDITIONS

FACILITIES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex I is attached

Borrower:	SpinCo (in such capacity, the “Borrower”).

Administrative Agent and Collateral Agent:	JPMCB will act as sole administrative agent and collateral agent for the Lenders (the “Administrative Agent”).
Joint Lead Arrangers and Joint Bookrunning Managers:

JPMS, MLPF&S, Goldman Sachs, Fifth Third, U.S. Bank, Credit Agricole, DBSI and WFS will act as joint lead arrangers and joint bookrunning managers in connection with the Facilities (in such capacity, the “Lead Arrangers”).

Lenders:

JPMCB, BANA, Goldman Sachs, Fifth Third, U.S. Bank, Credit Agricole, DBNY, DBCI, WFB and other financial institutions selected by the Lead Arrangers and approved by the Borrower (the “Lenders”); provided that, in no event shall any Disqualified Lender be a Lender.

Term Facility:

A senior secured 364-day term loan bridge facility in an aggregate principal amount of $900,000,000 (the “Term Facility”). The Term Facility will be available to the Borrower in one drawing substantially concurrently with the consummation of the Spin-Off. The Loans under the Term Facility are referred to as “Term Loans”.

Revolving Credit Facility:

$200,000,000 senior secured revolving credit facility (the “Revolving Credit Facility”) to be provided by the Lenders and available from time to time on or after the Closing Date until the Maturity Date, and to include (i) a sublimit of $50,000,000 for the issuance of standby and commercial letters of credit (each, a “Letter of  Credit”) and (ii) a sublimit of $30,000,000 for swingline loans (“Swingline Loans”) to be issued by the Administrative Agent (in such capacity the “Swingline Lender”). Letters of Credit will be initially issued by the Administrative Agent and any other Lender under the Revolving Credit Facility that agrees with the Borrower to provide Letters of Credit (including Lenders which have issued letters of credit under the Existing Credit Agreement (as defined below) that are outstanding on the Closing Date) (collectively, the “Issuing Banks”), and each of the Lenders under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit. Letters of credit that are issued by banks under that certain credit agreement, dated as of August 13, 2013, by and among Pinnacle, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto (the “Existing Credit Agreement”) shall, to the extent such banks which have issued such letters of credit under the Existing

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Credit Agreement are Lenders, remain outstanding on and after the Closing Date and be deemed to have been issued under the Revolving Credit Facility.

The loans under the Term Facility and the Revolving Credit Facility are collectively referred to herein as the “Loans”.

Letters of Credit shall expire not later than 12 months after the date of issuance thereof and any Letters of Credit outstanding on the date that is 5 business days prior to the Maturity Date shall be cash collateralized.

Drawings under any Letter of Credit shall be reimbursed by the Borrower within one business day after notice of drawing is delivered. To the extent that the Borrower does not reimburse the Issuing Bank within one business day, the Lenders under the Revolving Credit Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Credit Facility commitments.

If any Lender becomes a Defaulting Lender (as defined in the Credit Documentation in accordance with the Documentation Principles), then the Letter of Credit exposure of such Defaulting Lender will automatically be reallocated among the non-Defaulting Lenders pro rata in accordance with their commitments under the Revolving Credit Facility up to an amount such that the revolving credit exposure of such non-Defaulting Lender does not exceed its commitments. In the event that such reallocation does not fully cover the Letter of Credit exposure of such Defaulting Lender, the applicable Issuing Bank may require the Borrower to cash collateralize such “uncovered” exposure in respect of each outstanding Letter of Credit and will have no obligation to issue new Letters of Credit, or to extend, renew or amend existing Letters of Credit to the extent Letter of Credit exposure would exceed the commitments of the non-Defaulting Lenders, unless such “uncovered” exposure is cash collateralized to the Issuing Bank’s reasonable satisfaction.

Each Lender under the Revolving Credit Facility shall, promptly upon request by the Swingline Lender, fund to the Swingline Lender its pro rata share of any swingline borrowings.

If any Lender becomes a Defaulting Lender then the swingline exposure of such Defaulting Lender will automatically be reallocated among the non-Defaulting Lenders pro rata in accordance with their commitments under the Revolving Credit Facility up to an amount such that the revolving credit exposure of such non-Defaulting Lender does not exceed its commitments. In the event such reallocation does not fully cover the exposure of such Defaulting Lender, the Swingline Lender may require the Borrower to repay such “uncovered” exposure in respect of the Swingline Loans and will have no obligation to make new Swingline

Annex I-2

Loans to the extent such Swingline Loans would exceed the commitments of the non-Defaulting Lenders.

Purpose/Use of Proceeds:

The proceeds of the Term Loans, shall be used to pay the SpinCo Payoff Amount (as defined in Annex III) and to pay transaction fees and expenses. The Revolving Credit Facility will be made available (a) on the Closing Date to pay a portion of the SpinCo Payoff Amount and to pay fees and expenses related to the Financing Transactions not exceeding, in the aggregate, $150,000,000 and, (b) thereafter, for general corporate purposes of the Borrower, including, without limitation, permitted acquisitions or dividends.

Interest Rates:	The interest rates per annum applicable to the Facilities will be, at the option of the Borrower as set forth below at either LIBOR or the Base Rate plus the Applicable Margin (as defined below).

“Applicable Margin” will mean, for the initial three-month period following the Closing Date:

(a) with respect to Loans under the Term Facility, (i) 2.25%, in the case of LIBOR Loans and (ii) 1.25%, in the case of Base Rate Loans; and

(b) with respect to Loans under the Revolving Credit Facility, (i) 2.25%, in the case of LIBOR Loans and (ii) 1.25%, in the case of Base Rate Loans.

Unless the Loans under the Facilities are repaid in whole and the commitments under the Revolving Credit Facility are terminated in full within three months following the Closing Date, the Applicable Margin will increase by 50 basis points at the end of such three-month period and will increase by an additional 50 basis points at the end of each of the two succeeding three-month periods thereafter to the extent such loans and commitments remain outstanding as of such dates.

The Borrower may select interest periods of one, two, three or six months for LIBOR advances. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

“LIBOR” and “Base Rate” will have meanings customary and appropriate for financings of this type and consistent with the Documentation Principles; provided that the Base Rate will be deemed to be not less than 100 basis points higher than one-month LIBOR and LIBOR and the Federal Funds Rate may not be less than zero.

Swingline Loans will accrue interest at the Base Rate plus the Applicable Margin.

Default Interest:

During the continuance of a payment event of default, interest will automatically accrue on overdue principal and overdue interest and all other obligations not paid when due at a rate of 200 basis points in excess of the rate otherwise applicable to such amounts (or if no such rate is

Annex I-3

otherwise applicable, at a rate of 200 basis points in excess of the non-default interest rate then applicable to Base Rate Loans under the Revolving Credit Facility) (the “Default Rate”). While any bankruptcy event of default exists, all obligations (limited, in the case of interest, to overdue interest) shall automatically bear interest at the Default Rate. All such interest shall be payable on demand of the Administrative Agent.

Commitment Fee:

Commencing on the Closing Date, a commitment fee of a per annum amount equal to 0.375% shall be payable on the actual daily unused portions of the Revolving Credit Facility, such fee to be payable quarterly in arrears and on the date of termination or expiration of the commitments. Swingline Loans shall not be considered to be usage of the Revolving Credit Facility for purposes of the commitment fee.

Letter of Credit Fee:

A per annum fee equal to the Applicable Margin over LIBOR under the Revolving Credit Facility will accrue on the aggregate face amount of outstanding Letters of Credit under the Revolving Credit Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Credit Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Credit Facility pro rata in accordance with the amount of each such Lender’s Revolving Credit Facility commitment. In addition, the Borrower shall pay to the Issuing Bank, for its own account, (a) a fronting fee for each outstanding Letter of Credit equal to the greater of (i) 0.125% of the face amount of such Letters of Credit and (ii) $500, payable in arrears at the end of each quarter and upon the termination of the Revolving Credit Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Calculation of Interest and Fees:

Other than calculations in respect of interest at the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:

Customary for transactions and facilities of this type and consistent with the Documentation Principles, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy, capital requirements and liquidity requirements or their interpretation, illegality, unavailability of LIBOR and payments free and clear of withholding or other taxes, and including treating as introduced or adopted after the Closing Date all the Dodd-Frank Wall Street Reform and Consumer Protection Act related requests, rules, guidelines and directives promulgated thereunder and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the

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United States regulatory authorities, in each case, pursuant to Basel III, in each case, subject to customary exceptions and qualifications.

Maturity:	The Facilities shall terminate and all amounts outstanding thereunder shall be due and payable 364 days following the Closing Date (the “Maturity Date”).

Scheduled Amortization:	None.

Mandatory Prepayments and Commitment Reductions:

The aggregate loans under the Facilities shall be repaid, without penalty or premium, by the following amounts: (a) 100% of all net cash proceeds from sales of property and assets of the Borrower and its Restricted Subsidiaries (as defined below) and from certain casualty or condemnation events, in each case, subject to the right of the Borrower to reinvest during or after the term of the Facilities upon terms and conditions to be agreed upon, and other exceptions to be agreed upon and (b) 100% of all net cash proceeds from the issuance or incurrence after the Closing Date of additional debt for borrowed money of the Borrower or any of its Restricted Subsidiaries (excluding purchase money financings or financings for the purpose of capital improvements subject to limitations to be agreed, borrowings under the Revolving Credit Facility, intercompany debt, debt of subsidiaries acquired after the Closing Date and up to $20,000,000 of additional debt).

Mandatory prepayments will be applied first, to the Term Loans, second, after all Term Loans are repaid in full to repay Loans under the Revolving Credit Facility (with a corresponding commitment reduction), and third, after all loans under the Revolving Credit Facility are repaid, to cash collateralize outstanding Letters of Credit.

The Loans under the Revolving Credit Facility shall be prepaid and the Letters of Credit cash collateralized to the extent such extensions of credit exceed the aggregate amount of the Revolving Credit Facility commitments.

Optional Prepayments and Commitment Reductions:	Loans under the Facilities may be prepaid at par, in whole or in part without premium or penalty, at the option of the Borrower (except LIBOR breakage costs).

Guarantors:

The obligations of (a) the Borrower under the Facilities and (b) any Loan Party (as defined below) under any hedging and (with the written approval of Borrower) treasury management agreements (other than any obligation of any Guarantor to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (a

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“Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Loan Party of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or interpretation of any thereof)) between a Loan Party and any counterparty that is a Lender or an agent (or an affiliate of a Lender or an agent) at the time such hedging agreement or cash management agreement was entered into (obligations referred to in this clause (b), collectively, “Bank Product Obligations”) will be unconditionally guaranteed, on a joint and several basis, by each existing and subsequently acquired or formed direct and indirect domestic wholly-owned subsidiary of the Borrower except in the case of subsidiaries of the Borrower (i) to the extent prohibited or restricted by applicable law whether on the Closing Date or thereafter or by contract existing on the Closing Date or, with respect to subsidiaries acquired after the Closing Date, by contract existing when such subsidiary was acquired (and not entered into in contemplation of such acquisition) (including any requirement to obtain the consent of any governmental or regulatory authority (including gaming authorities) or third party, it being understood the Borrower shall use commercially reasonable efforts to obtain approval of gaming authorities), (ii) any direct or indirect U.S. subsidiary of a direct or indirect non-U.S. subsidiary of the Borrower, (iii) any U.S. subsidiary that is a disregarded entity for U.S. federal income tax purposes substantially all of whose assets consist of capital stock and/or indebtedness of one or more non-U.S. subsidiaries and any other assets incidental thereto (for such purposes (and for the purposes of “Security” below), U.S. subsidiaries whose only material assets consist of the capital stock and/or indebtedness of one or more non-U.S. subsidiaries (and other assets incidental thereto) shall be deemed to be non-U.S. subsidiaries), (iv) any Unrestricted Subsidiaries (as defined below), (v) captive insurance companies, (vi) immaterial subsidiaries (defined in a manner to be agreed) and (vii) any subsidiary where the Administrative Agent and the Borrower agree the cost of obtaining a guarantee by such subsidiary would be excessive in light of the practical benefit to the Lenders afforded thereby (each a “Guarantor” and such guarantee being referred to herein as a “Guarantee”); provided that all such Guarantees shall be subject in all respects to gaming laws and regulations and the receipt of applicable gaming approvals. The Borrower and the Guarantors are herein referred to as the “Loan Parties” and, individually, as a “Loan Party.”

Master Lease, OpCo Master Tenant:

A wholly-owned subsidiary of the Borrower to be determined (“OpCo Master Tenant”) will enter into a long term master lease (the “Master Lease”) with a wholly-owned subsidiary of Gaming and Leisure Properties, Inc. (“GLPI”) (which subsidiary, for the avoidance of doubt, may be an entity that becomes a subsidiary of GLPI on the Closing Date) (such subsidiary, the “Landlord”) on the Closing Date. Under the Master Lease, OpCo Master Tenant will lease the real property and

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related improvements in connection with the gaming properties to be identified therein from the Landlord. Pursuant to the Master Lease, OpCo Master Tenant has the right to permit certain of its subsidiaries to occupy and operate such gaming properties. The Borrower and certain subsidiaries of OpCo Master Tenant will guarantee OpCo Master Tenant’s obligations under the Master Lease. The Master Lease will be treated as an operating lease (and will not constitute indebtedness, a capitalized lease, a lien or interest expense) for all purposes under the Credit Documentation (including without limitation for purposes of the calculation of EBITDA and the Financial Covenants); provided that, the foregoing will not prevent the Borrower from treating the Master Lease in a different manner in its financial statement reporting to the extent required under generally accepted accounting principles or advised by its auditor.

Security:

The Facilities and any Bank Product Obligations will be secured by (a) a first priority, perfected pledge of 100% of the equity interests of each direct, wholly-owned Restricted Subsidiary of the Borrower and of each Guarantor (which pledge, in the case of equity interests in any foreign subsidiary or any domestic subsidiary, substantially all of the assets of which consist of equity interests in foreign subsidiaries (each, a “FSHCO”), shall be limited to 65% of the voting equity interests and 100% of the non-voting equity interests of such foreign subsidiary or FSHCO, as the case may be) and (b) a first priority, perfected security interest in substantially all of the assets of the Loan Parties, including, without limitation, all gaming assets, furniture, equipment, fixtures, investment property, inventory and other goods, accounts receivable, intellectual property, instruments, documents, contract rights, general intangibles and all other material real and personal property of the Loan Parties (including, without limitation, leasehold mortgages or other security interests over OpCo Master Tenant’s rights under the Master Lease with Landlord no later than 120 days following the Closing Date) and all proceeds of the foregoing, subject to customary exceptions and thresholds for facilities of this type; provided that, in each case, all such pledges and liens shall be subject in all respects to applicable gaming laws, regulations and approvals; provided that, notwithstanding the foregoing, the Collateral shall not include: (i) any (x) immaterial fee-owned real property and (y) leasehold interest other than (A) the Master Lease (it being understood that all leased property under the Master Lease shall be required to be subject to a perfected security interest in favor of the Administrative Agent (it being further understood that for the purposes of this requirement to provide a perfected security interest in all such leased property, with respect to vessels, barges and riverboats, the filing of a UCC financing statement shall be sufficient to satisfy such requirement)) and (B) other leaseholds of property with a fair market value in excess of $20 million, subject to certain exceptions to be agreed, including, without limitation, landlord consent to the grant of any such mortgage; provided that the Loan Parties shall be required to obtain the consent of the landlord to such mortgage in the case of any leasehold entered into after the Closing Date of property with a fair

Annex I-7

market value in excess of $200 million and a remaining term in excess of 10 years (it being understood there shall be no requirement to obtain any landlord waivers, estoppels or collateral access letters), (ii) perfection of motor vehicles and other assets subject to certificates of title (other than to the extent perfection can be achieved with the filing of UCC-1 financing statements), (iii) all commercial tort claims below a threshold to be agreed, (iv) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than proceeds thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition, (v) pledges and security interests prohibited or restricted by applicable law (including any requirement to obtain the consent of any governmental authority, it being understood the Borrower shall use commercially reasonable efforts to obtain approval of gaming authorities), (vi) equity interests in (x) Unrestricted Subsidiaries and immaterial subsidiaries and (y) non-wholly owned Restricted Subsidiaries and joint ventures to the extent such security interest is not permitted under such subsidiary’s organizational or joint venture agreements, (vii) any lease, license or agreement (including joint venture agreements) or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto after giving effect to the applicable anti- assignment provisions of the Uniform Commercial Code or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition, (viii) any assets to the extent a security interest in such assets would result in material adverse tax consequences to the Borrower or its subsidiaries as reasonably determined by the Borrower in consultation with the Administrative Agent; (ix) letter of credit rights, except to the extent constituting a supporting obligation for other Collateral as to which perfection may be accomplished solely by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Uniform Commercial Code financing statement), (x) any intent-to-use application trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (xi) any assets where the cost of obtaining a security interest in such assets exceeds the practical benefit to the Lenders afforded thereby as mutually agreed by the Administrative Agent and the Borrower and (xii) gaming licenses to the extent a security interest in any such

Annex I-8

gaming license is prohibited or restricted by applicable law or regulation (including gaming laws and liquor laws) or would require a funding of suitability or similar approval or procedure by a gaming board, liquor board or other governmental authority prior to being given as collateral security (collectively, subject to such exceptions and the exception below with respect to Missouri gaming assets, the “Collateral”).

No actions in any non-U.S. jurisdiction shall be required in order to create or perfect any security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction) and no control agreements shall be required to be delivered with respect to any deposit account or securities account. The Credit Documentation shall also contain limitations as to the granting of liens on gaming licenses, gaming equipment and equity interests in gaming licensees and on rights and remedies with respect to gaming licensees in Missouri and other jurisdictions in a manner consistent with that certain amended and restated security agreement, dated as of August 13, 2013, by and among Pinnacle, the grantors party thereto and JPMorgan Chase Bank, N.A., as administrative agent, and the related pledge documentation (including, without limitation, such limitations with respect to the granting of liens on gaming licenses, gaming equipment and equity interests in gaming licensees and on rights and remedies with respect to gaming licensees in Missouri as are set forth on Annex IV hereto).

Documentation:

The facility documentation for the Facilities (the “Credit Documentation”) shall be negotiated in good faith, shall contain the terms and conditions set forth in the Summary of Terms and, subject to such terms and conditions, shall (x) be based on the terms of the Existing Credit Agreement and related loan documents, taking into account the Transactions and the Borrower and its subsidiaries’ operational and strategic requirements in light of the Borrower’s and its subsidiaries’ size, business and business plan, including the Borrower’s and its subsidiaries’ obligations with respect to the Master Lease, (y) be consistent with the Projections and (z) with respect to restricted payments, liens and investments have such other modifications as are appropriate for a 364-day credit facility (collectively, the “Documentation Principles”).

Conditions Precedent
to Closing:	Those specified in Section 5 of the Commitment Letter and Annex II to the Commitment Letter.

Conditions Precedent to
Each Subsequent Borrowing:

After the Closing Date, each borrowing and each issuance or renewal of a Letter of Credit under the Facilities will be subject to: delivery of borrowing notice; accuracy of representations and warranties in all material respects (or in all respects in the case of any such representation or warranty that is already qualified by materiality or material adverse effect); and absence of defaults or events of defaults.

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Representations and
Warranties:

Representations and warranties shall consist solely of the following (applicable to the Borrower and the subsidiaries of the Borrower that are not designated as Unrestricted Subsidiaries (as defined below) (such subsidiaries, “Restricted Subsidiaries”) and subject to exceptions, baskets, materiality thresholds and qualifications to be agreed): existence and good standing, authorization, execution, delivery and enforceability of the Credit Documentation, compliance with law, accuracy of pro forma and historical financial statements, absence of litigation, no conflicts with organizational documents, laws or contractual obligations, absence of defaults, organizational power and authority, approvals, ERISA and other employee matters, taxes and tax status of the Spin-Off for the Borrower and its subsidiaries, Investment Company Act, margin regulations, environmental matters, use of proceeds, subsidiaries, ownership of properties, creation, validity, priority (subject to permitted liens) and perfection of security interests (including the leasehold interest under the Master Lease after consummation of the Spin-Off and giving effect to the time periods provided for in this Commitment Letter for the provision of perfected security interests in real property, vessels and barges), licenses and permits, disclosure, solvency of the Borrower and its subsidiaries on a consolidated basis, intellectual property, Regulation H, insurance, real estate matters, effectiveness of the Master Lease, absence of material adverse effect, effectiveness of the Master Lease after consummation of the Spin-Off, status of mortgaged real properties and FCPA, OFAC, PATRIOT Act and other anti-terrorism laws and anti-money laundering laws.

Covenants:	Limited to the following affirmative, negative and financial covenants (applicable to the Borrower and the Restricted Subsidiaries):

(a)

Affirmative Covenants: Affirmative covenants shall consist solely of the following: existence, permits and licenses, compliance with law, maintenance of properties, insurance, payment of taxes, delivery of annual audited and quarterly unaudited financial statements (it being understood that such audit may contain a going concern qualification or exception to the extent related to the maturity or refinancing of indebtedness) and certain notices, maintenance of records, inspection rights, use of proceeds, compliance with environmental laws, pledge or mortgage of real property and vessels, maintenance of security interests, further assurances and additional Guarantors, subleases under the Master Lease, limitations on designation of unrestricted subsidiaries and immaterial subsidiaries and consummation of certain post-closing matters, and, in any case, subject to baskets, exceptions, materiality thresholds and qualifications to be agreed.

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(b)	Negative Covenants (subject, in each case, to baskets, exceptions, materiality thresholds and qualifications to be agreed (in addition to the specific exceptions designated below)):

(a)

indebtedness; provided that, among other items, (i) a basket for up to $50,000,000 of purchase money debt or capital leases will be permitted, (ii) up to an amount to be agreed of indebtedness of the Borrower’s foreign subsidiaries will be permitted, so long as such indebtedness is not guaranteed by the Borrower and any Guarantor, and (iii) a basket for up to $62,500,000 for other indebtedness;

(b)

liens; provided that, among other items, (i) liens to secure permitted purchase money debt or capital leases up to $50,000,000 will be permitted and (ii) other liens incurred securing obligations in an aggregate amount of less than $25,000,000 will be permitted;

	(c)	restricted payments;

(d)

sales of assets (including, without limitation, sales and other transfers of stock of Restricted Subsidiaries); provided that assets sales of up to $100,000,000 in the aggregate for all such asset sales outside of the ordinary course shall be permitted so long as (i) no event of default is continuing, (ii) at least 75% of the consideration received by the Borrower and its Restricted Subsidiaries is in the form of cash or cash equivalents (subject to the ability of the Borrower to designate up to an amount to be agreed in the aggregate of non-cash assets as cash consideration) or assets reasonably related to the Borrower’s business and (iii) to the extent required, the proceeds are applied as required under the mandatory prepayment provisions;

(e)

investments; provided that, among other things, (i) investments (including guarantees) of up to an amount to be agreed by the Borrower or any of its Restricted Subsidiaries will be permitted and (ii) the Borrower and its Restricted Subsidiaries may make permitted acquisitions, subject to the absence of events of default as of the time that the applicable acquisition agreement is entered into and pro forma compliance with a Consolidated Total Leverage Ratio to be agreed as of the time that the applicable acquisition agreement is entered into;

	(f)	transactions with affiliates;

	(g)	certain prepayments of subordinated, junior lien and certain unsecured indebtedness;

	(h)	restrictions on subsidiary distributions;

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(i)	changes in lines of business;

(j)	changes in fiscal year;

(k)	certain material amendments to the Master Lease;

(l)	mergers and consolidations; and

(m)	violation of FCPA and sanctions laws and regulations (including use of proceeds in violation thereof).

For purposes hereof, the Consolidated Total Leverage Ratio will be calculated, among other things, (i) net of unrestricted cash on hand of the Borrower and its Restricted Subsidiaries in excess of an amount equal to $6,000,000 times the number of operating casino properties; and (ii) the Consolidated Total Leverage Ratio shall measure, in the numerator thereof, without duplication, debt for borrowed money, purchase money debt, capital leases, obligations issued or assumed as the deferred purchase price of property or services (subject to customary exclusions) which are reflected as a liability on the balance sheet of the Borrower in accordance with GAAP, debt evidenced by promissory notes and similar instruments (provided in no event will the Master Lease be included) and guarantees thereof.

For purposes of the Consolidated Total Leverage Ratio, it is agreed that “Consolidated EBITDA” shall be defined in a manner consistent with the Documentation Principles and in any event shall include, without limitation:

(i)(x) costs savings, operating expense reductions and synergies related to the Transactions to the extent expected to be realized within 18 months after the Closing Date and (y) costs savings, operating expense reductions and synergies related to mergers and other business combinations, acquisitions or divestitures consummated after the Closing Date, or restructurings, cost savings initiatives or other initiatives and expected to be realized within 18 months after a merger or other business combination, acquisition or divestiture is consummated or after the announcement or implementation of any other restructuring, cost savings initiative or other initiative; provided that the chief financial officer, chief accounting officer or other financial officer of the Borrower shall be required to deliver a certification that such amounts are reasonably identifiable and factually supportable;

(ii) unlimited (x) restructuring and related charges and business optimization expenses, (y) unusual, non-recurring or extraordinary charges, losses or expenses and (z) non-cash charges;

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(iii) (A) costs and expenses incurred in connection with the Transactions, (B) costs and expenses incurred in connection with permitted acquisitions and (C) costs and expenses relating to redemption or repayment of debt;

(iv) unlimited pre-opening and related promotional expenses; and

(v) adjustments and add-backs reflected in the financial model delivered to the Lead Arrangers prior to the date of the Commitment Letter (as may be further modified and re-delivered following the date of the Commitment Letter to JPMS to the extent such updated model is reasonably acceptable to the Lead Arrangers), and others as shall be mutually agreed in a manner consistent with the Documentation Principles.

(c) Financial Covenant: Limited to a Consolidated Total Leverage Ratio to be agreed (it being understood and agreed that the levels will be set to reflect a 35% non-cumulative cushion to Consolidated EBITDA from the model delivered to the Lead Arrangers on July 16, 2015), to be applicable to the Borrower and its Restricted Subsidiaries commencing with the first full fiscal quarter ending after the Closing Date (and determined on a trailing four quarter period, which for periods ended prior to completion of the first full fiscal quarter after the Closing Date shall be calculated on a pro forma basis to give effect to the Spin-Off and the Master Lease) (the “Financial Covenant”).

Events of Default:

Events of default shall consist solely of the following (and, in each case, subject to customary exceptions and thresholds): nonpayment of principal, interest and other amounts due under the Credit Documentation, default in the performance of covenants (subject, in the case of certain affirmative covenants, to customary cure periods), representations and warranties prove to have been false or misleading in any material respect (or in any respect in the case of any such representation or warranty that is already qualified by materiality or material adverse effect), cross-event of default to material indebtedness, bankruptcy of the Borrower or any material restricted subsidiary of the Borrower, material judgments (that remain undischarged or stayed for 60 days), material ERISA events, failure of security interests and liens with respect to a material portion of the collateral, failure or repudiation of the Guarantees (other than in connection with permitted transactions under the Credit Documentation), unenforceability of the Credit Documentation or repudiation thereof by the Borrower or any Guarantor, the occurrence of a change of control, certain revocations of material licenses by a gaming authority that continues for 30 days, termination of the Master Lease and a cross-event of default to certain “events of default” under the Master Lease and invalidity of intercreditor agreements (if any).

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Unrestricted Subsidiaries:

The Credit Documentation will contain customary provisions pursuant to which the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary (other than certain subsidiaries to be agreed, including the OpCo Master Tenant and the owners or operators of the casino properties) as an “unrestricted subsidiary” (each, an “Unrestricted Subsidiary”) and subsequently re-designate any such Unrestricted Subsidiary as a restricted subsidiary so long as immediately after giving effect to such designation as an unrestricted subsidiary (which designation shall be treated as an investment in an amount equal to the fair market value of all assets of such Unrestricted Subsidiary at the time of such designation), (i) the Borrower shall be in compliance with the investments covenant, (ii) there shall be no event of default under the Credit Documentation and (iii) the Borrower shall be in pro forma compliance with the Financial Covenant. Unrestricted Subsidiaries will not be subject to the representations and warranties, covenants, events of default or other provisions of the Credit Documentation, and the results of operations and indebtedness of Unrestricted Subsidiaries will not be taken into account for purposes of calculating any financial ratios contained in the Credit Documentation.

Debt Buy-Back:

Term Loans shall be subject to customary loan buy-back provisions (through “Dutch auction” and open-market purchases) for the Term Facility, including the absence of events of default and no usage of the Revolving Credit Facility to fund buy-backs; provided that open market purchases shall not exceed a percentage to be agreed of the initial principal amount of the Term Facility; provided, further, that any such Term Loans so purchased shall be immediately cancelled. Additionally, the Borrower will be permitted to buy-back loans under the Revolving Credit Facility from defaulting lenders so long as there are no continuing events of default and the Revolving Credit Facility is not used to fund such purchases; provided that such purchases shall not exceed a percentage to be agreed of the initial maximum principal amount of the Revolving Credit Facility unless the Administrative Agent consents to an additional amount; provided, further, that any such loans under the Revolving Credit Facility so purchased shall be immediately cancelled and the commitments in respect thereof terminated. No representations as to the absence of material information shall be required in connection with such “Dutch auction” and open market purchases and the parties to such transactions shall deliver customary “big boy” letters in connection therewith.

Assignments and
Participations:

Usual and customary for facilities of this type; provided that the consent of the Borrower (which consent shall not be unreasonably withheld or delayed) shall be required for assignments except (a) after the occurrence and during the continuation of a payment or bankruptcy (with respect to the Borrower) event of default, (b) under the Term Facility, if such assignment is made to another Lender under the Term Facility, or an affiliate or approved fund of a Lender under the Term

Annex I-14

Facility and (c) under the Revolving Credit Facility, if such assignment is made to another Lender under the Revolving Credit Facility or an affiliate or approved fund of a Lender under the Revolving Credit Facility; provided that, except during the existence of a payment or bankruptcy (with respect to the Borrower) event of default, the Borrower’s consent (which consent shall not be unreasonably withheld or delayed) shall be required if, as a result of such assignment, a Lender and its affiliates and approved funds would hold greater than $300 million in loans and commitments under the Facilities; provided, further, no loans or commitments under the Facilities may be assigned to defaulting lenders or Disqualified Lenders. The Borrower will be deemed to have given consent to a proposed assignment otherwise required if, after 10 business days following written request for such consent, it has not objected to such assignment. Except in connection with debt buy-backs as described above, no assignments will be permitted to the Borrower or any of its subsidiaries or affiliates.

Lenders will have the right to participate their commitments and Loans to other financial institutions (other than Disqualified Lenders referred to in clauses (b) and (d) of the definition thereof); provided that such participations shall not reduce or eliminate any of such Lenders’ obligations under the Credit Documentation. Participants shall have the same benefits as Lenders with respect to yield protection and increased cost provisions subject to customary limitations and restrictions. Voting rights of participants shall be subject to customary limitations.

Waivers and Amendments:

Amendments and waivers of the Credit Documentation shall require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Facilities (the “Required Lenders”), except that (a) the consent of each affected Lender (and not the Required Lenders) shall be required with respect to (i) increases in the commitment of such Lender, (ii) reductions or forgiveness of principal, interest or fees payable to such Lender, (iii) extensions of final maturity of the loans or commitments of such Lender or of the date for payment to such Lender of any interest or fees and (iv) changes that impose any additional restriction on such Lender’s ability to assign any of its rights or obligations, (b) the consent of each Lender shall be required with respect to (i) modification to voting requirements or percentages, (ii) amendment of certain pro rata sharing provisions and (iii) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral, (c) the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under a particular tranche of the Facilities shall be required for certain amendments affecting such tranche and (d) the consent of the Administrative Agent, the Issuing Banks and the Swingline Lender shall be required with respect to amendments and waivers affecting its rights or duties.

Annex I-15

The Credit Documentation will contain customary provisions allowing the Borrower to replace a Lender or terminate the commitment of a Lender and prepay such Lender’s outstanding loans in full in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly adversely affected thereby (so long as the Required Lenders have approved the amendment or waiver), and increased costs, taxes, etc.

Indemnification and Expenses:

The Borrower will indemnify the Lead Arrangers, the Administrative Agent, the Documentation Agents and the Lenders, their respective affiliates, successors and assigns and the partners, officers, directors, employees, agents, advisors, representatives, controlling persons and members of each of the foregoing (each, an “Indemnified Person”), and hold them harmless from and against all reasonable and documented out-of-pocket costs, expenses (including reasonable and documented out-of-pocket fees, disbursements and other charges of one primary external counsel for all Indemnified Persons taken as a whole, and if necessary, one special gaming and local counsel in each relevant jurisdiction for all Indemnified Persons and, solely in the case of an actual or perceived conflict of interest, one additional primary external counsel and one additional special gaming and local counsel in each relevant jurisdiction to each group of similarly situated affected Indemnified Persons taken as a whole), claims, damages, losses and liabilities (including, without limitation, arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any of its affiliates or equityholders)) that relate to or arise out of any aspect of the Transactions or any related transaction (except to the extent arising directly out of such Indemnified Party’s or its affiliates’ provision of a lending commitment or any other financing or other advisory services to GLPI in connection with the Transactions or any related transaction) and the use or proposed use of the Facilities; provided that no Indemnified Person will be indemnified for any cost, expense or liability (i) to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith, or gross negligence of such Indemnified Person or any Related Party, (ii) to the extent arising from a material breach of the obligations of such Indemnified Person or any of its Related Parties under the Credit Documentation as determined by a final non-appealable judgment of a court of competent jurisdiction or (iii) to the extent arising from any dispute solely among Indemnified Persons other than any claims against any Indemnified Person in its capacity or in fulfilling its role as administrative agent or arranger or any similar role under the Facilities and other than any claims arising out of any act or omission on the part of the Borrower and its affiliates. In addition, the Borrower shall pay (a) all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented out-of-pocket fees, disbursements and other charges of one external counsel, and if necessary, one special gaming and local

Annex I-16

counsel for all Indemnified Persons) of the Lead Arrangers, the Administrative Agent and the Documentation Agents in connection with the preparation and administration of the Credit Documentation, and amendments, modifications and waivers thereto and (b) all reasonable and documented out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of one external counsel, and if necessary, one special gaming and local counsel in each relevant jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional primary external counsel and one additional special gaming and local counsel in each relevant jurisdiction to each group of similarly situated affected Indemnified Persons taken as a whole) of the Lead Arrangers, the Administrative Agent, the Documentation Agents and Lenders for enforcement costs and documentary taxes associated with the Facilities.

Governing Law:	New York.

Counsel to the
Administrative Agent:	Latham & Watkins LLP.

Miscellaneous:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction.

Annex I-17

ANNEX II

CONDITIONS PRECEDENT TO CLOSING

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II is attached.

The initial funding of the Loans under the Facilities will be subject to the following conditions precedent:

(i)        Pinnacle and the Borrower shall have entered into the Separation and Distribution Agreement (as defined in Annex III) in substantially the form (including the schedules and exhibits thereto) attached to the Merger Agreement as Exhibit C thereto, without any amendments, modifications, consents or waivers thereto that are materially adverse to the Lenders, unless approved by the Lead Arrangers (such approval not to be unreasonably withheld, conditioned or delayed). The Spin-Off shall be consummated substantially concurrently with the initial funding of the Facilities (or the Lenders shall otherwise have reasonable assurance that the Spin-Off will occur on the Closing Date), with the Borrower owning, directly or indirectly, substantially all of the assets to be held by the Borrower in accordance with the Separation and Distribution Agreement without giving effect to any waiver, amendment, modification or consent thereto from the form thereof attached as Exhibit C to the Merger Agreement that are materially adverse to the interests of the Lenders, unless approved by the Lead Arrangers (such approval not to be unreasonably withheld, conditioned or delayed). The Master Lease shall be effective on the Closing Date (or the Lenders shall otherwise have reasonable assurance that the Master Lease will be effective on the Closing Date), in substantially the form (including the schedules and exhibits thereto) attached as Exhibit B to the Merger Agreement, without any amendments, modifications, consents or waivers thereto that are materially adverse to the Lenders, unless approved by the Lead Arrangers (such approval not to be unreasonably withheld, conditioned or delayed) (it being understood and agreed that if at any time prior to the Closing Date, there is an amendment or modification to the Separation and Distribution Agreement and/or the Master Lease, Pinnacle and the Borrower shall provide such amendment or modification to the Lead Arrangers, and to the extent the Lead Arrangers do not provide a written notice of objection to such amendment or modification as being materially adverse to the Lenders within seven (7) business days of receipt thereof, the Lead Arrangers shall be deemed to have approved of such amendment or modification).

(ii)       The Lead Arrangers shall have received: (A) audited financial statements of Pinnacle for the most recent fiscal year of Pinnacle ended more than 90 days prior to the Closing Date; (B) quarterly financial statements of Pinnacle for the period (if any) commencing after the end of the most recent audited financial statements of Pinnacle and ending on the last day of the most recent fiscal quarter (other than the fourth fiscal quarter) ended at least 45 days prior to the Closing Date and (C) an unaudited consolidated pro forma balance sheet and income statement of the Borrower and its subsidiaries for the four fiscal quarter period ended as of the last day of the most recent financial statements referred to in (A) and (B) above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statement).

(iii)      The Specified Representations shall be true and correct in all material respects (except for those representations qualified by materiality or material adverse effect, which shall be true and correct in all respects) as of the Closing Date.

Annex II-1

(iv)      All fees then due to the Administrative Agent and the Lead Arrangers under the Fee Letter shall have been paid, and all expenses contemplated by the Commitment Letter and the Fee Letter to be paid or reimbursed to the Administrative Agent and the Lead Arrangers that have been invoiced a reasonable period of time prior to the closing of the Facilities (and in any event, invoiced at least 3 business days prior to the closing of the Facilities (except as otherwise agreed by the Borrower)) shall have been paid from the proceeds of the fundings under the Credit Documentation on the Closing Date or otherwise.

(v)       After giving effect to the Transactions, the Borrower and its subsidiaries shall have outstanding no indebtedness for borrowed money other than (a) the Loans and other extensions of credit under the Facilities, (b) other indebtedness permitted to be outstanding pursuant to the terms of the Credit Documentation, (c) purchase money indebtedness and capital lease obligations incurred in the ordinary course of business and (d) other indebtedness not to exceed $5,000,000 (it being understood that the Master Lease will be treated as an operating lease for all purposes under the Facilities Documentation and shall not be included as indebtedness for purposes of this clause (v)(d)). The Lead Arrangers shall have received customary evidence (i) that the Existing Credit Agreement will be repaid substantially concurrently with, or on the Closing Date promptly following, the initial funding of the Facilities, and in connection therewith, all liens on the assets of the Borrower and its subsidiaries securing the Existing Credit Agreement (other than any cash collateral securing letters of credit issued under the Existing Credit Agreement except for any such letters of credit as shall be deemed to have been issued under the Revolving Credit Facility) shall be terminated (which may be evidenced pursuant to a customary payoff letter or similar instrument)) and (ii) of the redemption, discharge or defeasance of the Existing Notes (as defined in Annex III), substantially concurrently with, or on the Closing Date promptly following, the initial funding of the Facilities, or the modification of the Existing Notes in a manner that discharges or releases the Borrower and its subsidiaries from liability thereunder (including under any guarantees thereof) and permits the Spin-Off to occur prior to, substantially concurrently with, or on the Closing Date promptly following, the initial funding of the Facilities.

(vi)      Each of the Borrower and the applicable Guarantors, if any, under each Facility shall have provided the documentation and other information to the applicable Administrative Agent that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, at least 5 business days prior to the closing of the Facilities, to the extent requested at least 10 business days prior to the closing of the Facilities.

(vii)     The condition set forth in Section 6.1(e) of the Merger Agreement as to gaming approvals shall have been satisfied or waived by the parties to the Merger Agreement.

(viii)    The Initial Lenders shall have received a solvency certificate substantially in the form of Exhibit A hereto from the chief financial officer, chief accounting officer or other financial officer of the Borrower. The Administrative Agent and the Lenders shall have received customary opinions of counsel to the Borrower and any applicable Guarantors under the Facilities (which shall cover, among other things, existence and good standing, authority, execution, delivery, legality, validity, binding effect and enforceability of the documents for such Facilities and, to the extent applicable, creation and perfection of the liens granted thereunder, and Investment Company Act matters, subject to customary qualifications; provided however, that this requirement shall be subject to Section 5 of the Commitment Letter) and of appropriate local counsel and other customary corporate resolutions, secretary’s certificates, evidence of existence

Annex II-2

and good standing of the Borrower and the Guarantors from the applicable Secretary of State and officer’s certificates.

(ix)      In each case, subject to Section 5 of the Commitment Letter, the Borrower and the Guarantors shall have entered into security documents, and authorized, executed and/or delivered (as applicable) all filings and instruments necessary in order to provide for the grant and perfection of liens on the Collateral, in a manner consistent with the Documentation Principles (it being understood that no real estate mortgages or barge or vessel mortgages shall be required to be entered into on the Closing Date). The Borrower shall have used commercially reasonable efforts to provide the Lenders with endorsements naming the Administrative Agent, on behalf of such Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of the Borrower and its subsidiaries forming part of the Collateral under the Facilities.

(x)       The Closing Date shall not occur prior to November 20, 2015.

Annex II-3

ANNEX III

TRANSACTION DESCRIPTION

Capitalized terms used but not defined in this Annex III shall have the meanings set forth in the Commitment Letter or the other Annexes to the Commitment Letter. In the case of any such capitalized term that is subject to multiple differing definitions, the appropriate meaning thereof in this Annex III shall be determined by reference to the context in which it is used.

Pinnacle Entertainment, Inc. (“Pinnacle”), the Borrower and GLPI will enter into a Separation and Distribution Agreement on or about the Closing Date (the “Separation and Distribution Agreement”). Pinnacle will, in a series of related transactions (the “Restructuring”), cause substantially all of the Borrower’s and the Borrower’s subsidiaries’ real property assets, vessels and related improvements (the “Real Property”) to be transferred to Pinnacle or a wholly-owned subsidiary of Pinnacle, other than the Borrower or a subsidiary of the Borrower in accordance with the Separation and Distribution Agreement (provided that certain of such real property may be retained by the Borrower and its subsidiaries and become subject to the transfer provisions contemplated under the Separation and Distribution Agreement).

Pinnacle has entered into an agreement and plan of merger with GLPI and a wholly-owned subsidiary of GLPI (including the exhibits and schedules thereto, the “Merger Agreement”), dated as of July 20, 2015. Under the Merger Agreement and the Separation and Distribution Agreement, the capital stock of a subsidiary of Pinnacle to be determined (“SpinCo”) will be distributed as a dividend (the “Spin-Off”) to the shareholders of Pinnacle, and immediately following the Spin-Off, Pinnacle will be merged into a wholly-owned subsidiary of GLPI (the “Acquisition”). At the time of the Spin-Off, substantially all of the non-real estate property assets of Pinnacle (as specified in the Separation and Distribution Agreement) will be held by the Borrower and its subsidiaries.

At or about the time of the Spin-Off, a wholly-owned subsidiary of GLPI (which may include Pinnacle or a wholly-owned subsidiary of Pinnacle to be acquired by GLPI on the Closing Date) (the “Lessor”) and a wholly-owned subsidiary of SpinCo (the “Lessee”) will enter into a lease (the “Master Lease”), pursuant to which the Real Property will be leased by the Lessor to the Lessee. The Master Lease will be a “triple net” lease and the Lessee’s obligations under the Master Lease will be guaranteed by certain subsidiaries of SpinCo.

In connection with the Restructuring, (i) the Existing Credit Agreement will be repaid in full (the “Existing Credit Agreement Payoff”) and (ii) Pinnacle’s 7.75% Senior Subordinated Notes due 2022, 8.75% Senior Subordinated Notes due 2020, 6.375% Senior Notes due 2021 and 7.50% Senior Notes due 2021 (collectively, the “Existing Notes”) will be (x) redeemed, discharged, defeased or otherwise satisfied or acquired by GLPI or a wholly-owned subsidiary of GLPI (which may include Pinnacle or a wholly-owned subsidiary of Pinnacle to be acquired by GLPI on the Closing Date) (the “Notes Refinancing”) or (y) modified in a manner to permit the Spin-Off and release SpinCo and its subsidiaries from any further liability thereunder (the “Notes Consent”).

The Borrower will obtain the Facilities (collectively, the “Financing Transactions”; the Financing Transactions and the Spin-Off are referred to collectively as the “Financing and Spin-Off Transactions”).

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GLPI will obtain proceeds of debt facilities and/or equity issuances sufficient, along with other cash available to GLPI, and proceeds from the Facilities provided by the Borrower to GLPI (such proceeds provided by the Borrower, the “SpinCo Payoff Amount”), to cause the Existing Credit Agreement Payoff to be consummated, and to either cause the Notes Refinancing to be consummated or the Notes Consent to be obtained.

Proceeds from the Facilities, along with funds provided by GLPI will be utilized in connection with the Restructuring to consummate (a) the Existing Credit Agreement Payoff, (b) the Notes Refinancing or the Notes Consent and (c) to pay fees and expenses related to the Facilities, the Restructuring and the Spin-Off, and for working capital and general corporate purposes.

The transactions described above are collectively referred to as the “Transactions”.

The date of the initial borrowings under the Facilities is referred to in this Commitment Letter and its Annexes as the “Closing Date”.

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ANNEX IV

MISSOURI SECURITY LIMITATIONS

Capitalized terms used but not defined in this Annex IV shall have the meanings set forth in the Commitment Letter or the other Annexes to the Commitment Letter. In the case of any such capitalized term that is subject to multiple differing definitions, the appropriate meaning thereof in this Annex IV shall be determined by reference to the context in which it is used.

1.

The Administrative Agent, the Collateral Agent, the Lenders and any other secured parties under the Facilities (collectively, the “Financing Parties”) will not have any security interest or rights of any kind related to possession or ownership of any gaming license (the “Missouri Licenses”) issued by the Missouri Gaming Commission (the “Missouri Commission”) in which the Borrower or any of its subsidiaries owns or holds an interest (the “Missouri Licensees”), or any interest in the Missouri Licenses, including but not limited to rights as a pledgee, hypothocatee or transferee, and the definitive security agreement contemplated by the Commitment Letter will contain a section devoted specifically to Missouri law requirements and include language that specifies the Administrative Agent’s or the Collateral Agent’s (as applicable) acknowledgment that the security interest granted in such security agreement does not authorize any pledge, hypothecation or transfers of gaming licenses (or any interest therein) issued under the Missouri Riverboat Gambling Act or any security interest attached to any such license. The prohibitions and other limitations set forth in this paragraph shall apply to the extent and for so long as, the security interests, rights, and interests referenced in this paragraph are prohibited by or are a violation of Missouri gaming laws, rules or regulations.

2.

The Financing Parties will not have any security interest or rights of any kind related to possession or ownership of any ownership interest, as defined in 11 CSR 45-10.040, including but not limited to rights as a pledgee, hypothocatee or transferee, in the Missouri Licensees, except that, (i) to the extent otherwise provided in the Commitment Letter, the Administrative Agent or the Collateral Agent (as applicable) may be granted on behalf of the Financing Parties a pledge of the ownership interests of the Missouri Licensees, (ii) to the extent otherwise provided in the Commitment Letter, the Administrative Agent or the Collateral Agent (as applicable), on behalf of the Financing Parties may obtain security interests in substantially all of the assets of the Missouri Licensees, subject to certain exceptions to be agreed, (iii) the definitive security agreement contemplated by the Commitment Letter will contain general statements that gaming authority approval may be required before pledged collateral can be sold and that pledged collateral and its sale may be subject to gaming law requirements that limit to whom the collateral may be transferred and (iv) the definitive security agreement contemplated by the Commitment Letter will contain a section devoted specifically to Missouri law requirements and will include language concerning 30 days’ notice to the Missouri Commission prior to transfer of ownership of a Missouri Licensee in accordance with the terms of such security agreement. The prohibitions and other limitations set forth in this paragraph shall apply to the extent and for so long as, the security interests or rights referenced therein are so restricted under Missouri gaming laws, rules and regulations.

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3.

The Financing Parties will not have any security interest or rights of any kind related to possession or ownership of any slot machine, as defined in 11 CSR 45-10.055, including but not limited to rights as a pledgee, hypothocatee or transferee, except that, the definitive security agreement contemplated by the Commitment Letter may include a grant of a security interest in slot machines located in Missouri and such security agreement will contain a section devoted specifically to Missouri law requirements and include an acknowledgment that Missouri law does not presently permit, and the security interest granted by such security agreement will not authorize, the Administrative Agent or the Collateral Agent (as applicable) to foreclose, take possession, or otherwise exercise ownership or possessory rights of any slot machine (as defined in 11 CSR 45.10.055) located or to be located in the State of Missouri without the Administrative Agent or the Collateral Agent (as applicable) holding a valid license issued by the Missouri Commission, or in the alternative, the creation of a different mechanism that is in compliance with applicable Missouri laws and is acceptable to the Missouri Commission. The prohibitions and other limitations set forth in this paragraph shall apply to the extent and for so long as, the security interests or rights referenced therein are so restricted under Missouri gaming laws, rules and regulations.

4.

Pinnacle hereby informs the Administrative Agent and the Collateral Agent that no security interest or rights of any kind related to possession or ownership of any ownership interest, as defined in 11 CSR 45-10.040, in any Missouri Licenses or Missouri Licensee, including but not limited to rights as a pledgee, hypothocatee or transferee of such interest, may be utilized or acted upon to allow the Financing Parties to gain title, ownership, possession or control of such ownership interest or the ability to require such ownership interest to be transferred in any way, unless the Director of the Missouri Commission has received written notice from the Financing Parties at least thirty (30) days prior to the Financing Parties so utilizing or acting upon such security interest or rights.

5.

Pinnacle hereby informs the Administrative Agent and the Collateral Agent that the restrictions described above will remain effective throughout the time that the Loans are outstanding and that no changes to such restrictions can be effective unless the Borrower or any other representative of the Financing Parties has given the Director of the Missouri Commission prior written notice of such changes and all necessary approvals have been obtained.

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EXHIBIT A

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE OF

[BORROWER] AND ITS SUBSIDIARIES

Pursuant to the Credit Agreement1, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of [the Borrower], and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans:

1.	The fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, senior, subordinated, contingent or otherwise;

2.	The present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, senior, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

3.	The Borrower and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, senior, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and

4.	The Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Borrower and its Subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its Subsidiaries after consummation of the Transactions contemplated by the Commitment Letter.

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[1]	Credit Agreement to be defined.

Exhibit A-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

[BORROWER]

By

Name:
Title:

Exhibit A-2